EXHIBIT 99.1


          BIGSTRING LAUNCHES FACEBOOK APPLICATION THAT ENABLES USERS TO
               SEND MESSAGES & PHOTOS PROGRAMMED TO SELF-DESTRUCT

      Part of BigString's Initiative to Develop Social Networking Messaging
             Applications Built Around The Company's Core Technology

RED BANK, N.J., November 15, 2007 - A new application that enables Facebook users to send exploding messages and pictures that can be programmed to self-destruct at a specific time, has been launched by BigString Corporation (OTCBB: BSGC). This new Facebook application is part of BigString's initiative to develop social networking messaging applications built around the company's core technology.

This application is based on BigString's self-destructing email feature. With it, senders can determine when and how their Facebook message disappears by choosing from more than 100 animations and effects, including fiery death, exploding emoticons, explosions, etc.

Darin Myman, president and CEO of BigString Corporation stated, "We believe that the rapid growth of social networks such as Facebook are creating a large and important market opportunity for BigString's messaging technology. Our Facebook application will be the first of many that will adapt our patent-pending email technology for social networks."

                                 About BigString
                                 ---------------

BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, Big String's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

                           Forward-Looking Statements
                           --------------------------


Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com